SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                 URS CORPORATION
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                                URS CORPORATION
                       100 California Street, Suite 500
                     San Francisco, California 94111-4529


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 21, 2000


TO THE STOCKHOLDERS OF URS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of URS CORPORATION, a Delaware corporation, will be held on March 21, 2000 at 9:30 a.m. local time at The Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California for the following purposes:

   1. To elect directors to serve for the ensuing year and until their successors are elected.

   2. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2000.

   3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on February 3, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.



                                        By Order of the Board of Directors

                                        /s/  Kent P. Ainsworth,
                                        -------------------------
                                        Kent P. Ainsworth,
                                        Secretary


San Francisco, California
February 15, 2000




  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                URS CORPORATION
                       100 California Street, Suite 500
                     San Francisco, California 94111-4529


                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                MARCH 21, 2000



                INFORMATION CONCERNING SOLICITATION AND VOTING


General
     The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation, for use at its Annual Meeting of Stockholders to be held on March 21, 2000, at 9:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual
Meeting will be held at The Ritz- Carlton Hotel, 600 Stockton Street, San Francisco, California. We intend to mail this proxy statement and accompanying proxy card on or about February 15, 2000, to all stockholders entitled to vote at the Annual Meeting.


Solicitation
     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of URS.



Voting Rights and Outstanding Shares
     Only holders of record of Common Stock at the close of business on February 3, 2000 will be entitled to notice of and to vote at the Annual
Meeting. At the close of business on February 3, 2000, 16,127,030 shares of Common Stock were outstanding and entitled to vote.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.


     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

   * filing  a  written notice of revocation with our Secretary at our principal
     executive   office  (100  California  Street,  Suite  500,  San  Francisco,
     California 94111-4529);

   * filing   with   our  Secretary  at  our  principal  executive  office  (100
     California Street, Suite 500, San Francisco, California 94111-4529) a properly executed proxy showing a later date; or

   * attending the meeting in person and voting (attendance at the meeting will not, by itself, revoke the proxy).

Stockholder Proposals

     The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is October 18, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at our 2001 Annual Meeting notifies us of such matter prior to January 2, 2001, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. We advise you to review our By-Laws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes cast by those stockholders present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by our Board of Directors. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.


Nominees
     The nominees and certain information about them are set forth below:




Name                                             Age     Principal Occupation/Position
------------------------------------------------ -----   ----------------------------------------
Richard C. Blum   ..............................  64     Vice Chairman of the Board
Armen Der Marderosian   ........................  62     Director
Admiral S. Robert Foley, Jr., USN (Ret.)  ......  71     Director
Marie L. Knowles  ..............................  53     Director
Martin M. Koffel  ..............................  60     Chief Executive Officer, President and
                                                         Chairman of the Board
Richard B. Madden ..............................  70     Director
Jean-Yves Perez   ..............................  54     Director and Executive Vice President,
                                                         Business Development
Richard Q. Praeger   ...........................  75     Director
Irwin L. Rosenstein  ...........................  63     Director and President,
                                                         General Engineering Group
William D. Walsh  ..............................  69     Director

     Richard C. Blum has served as Chairman and President, Richard C. Blum & Associates, Inc., the sole general partner of BLUM Capital Partners, L.P., a merchant banking and equity investment management firm since 1975; as Vice Chairman of the Board of Directors and financial consultant to URS Corporation since 1975; as a Director of Northwest Airlines Corporation since 1989; as a Director of Shaklee Corporation since 1990; as a Director of CB Richard Ellis since 1993; as the Co-Chairman of Newbridge Capital since 1997; as a Director of Glenborough Realty Trust, Inc. since 1998; and as a Director of Playtex Products, Inc. since 1998.

     Armen  Der  Marderosian  has  served as a Director of URS Corporation since
1994. Mr. Der Marderosian served as Executive Vice President, Technology and Systems, GTE Corporation, from 1998 to December 1999 and served as Senior Vice President of GTE Corporation from 1995 to 1997. Mr. Der Marderosian served as Executive Vice President and General Manager, GTE Government Systems Corporation, from 1993 to 1995.

     Admiral S. Robert Foley, Jr., USN (Ret.) has served as a Director of URS Corporation since 1994; as Senior Advisor/Consultant to Raytheon Corporation from 1993 to October 1999; as Vice President, Raytheon International Inc. and as President, Raytheon Japan from 1995 to 1998; as a Director of Frequency Electronics since 1999; as a Director of RSI Inc. since 1998; as a Director of SAGE Laboratories since 1998; as a Director of Filtronics Solid State since 1998; and as a Director of Cheng Engineering since 1999.

     Marie L. Knowles has served as a Director of URS Corporation since 1999. Ms. Knowles has served as Executive Vice President and Chief Financial Officer of ARCO since 1996 and as a Director from 1996 to 1998, as Senior Vice President of ARCO from 1993 to 1996, as Vice President and Controller of ARCO from 1990 to 1993 and as president of ARCO Transportation from 1993 to 1996. Ms. Knowles has served as a Director of Phelps Dodge Corp. since 1994; as a Director of Vastar Resources, Inc. since 1996; and as a Director of America West Holdings Corporation since 1999.

     Martin M. Koffel has served as Chief Executive Officer, President and Director of URS Corporation since May 1989. Mr. Koffel has served as Chairman of the Board of URS Corporation since June 1989.

     Richard B. Madden has served as a Director of URS Corporation since 1992; as Retired Chairman and Chief Executive Officer since 1994 and a Director from 1971 through 1999 of Potlatch Corporation; as a Director of PG&E Corporation since 1996 and of Pacific Gas and Electric Company since 1977; and as a Director of CNF Transportation Inc. since 1992.

     Jean-Yves Perez has served as Executive Vice President, Business Development since November 1998 and as a Director of URS Corporation since 1997. Mr. Perez served as President of Woodward-Clyde Group, Inc. a division of URS Corporation, from November 1997 to October 1998 and as President and Chief Executive Officer of Woodward-Clyde Group, Inc. from 1987 to October 1997.

     Richard Q. Praeger has served as a Director of URS Corporation since 1970. Mr. Praeger has been a management and engineering consultant since 1974; he has been the owner of Transition Books, a book store, since 1979; and served as President, URS/Madigan-Praeger, Incorporated prior to November 1974.

     Irwin L. Rosenstein has served as President, General Engineering Group since November 1998. Mr. Rosenstein has served as Vice President of URS Corporation since 1987 and as a Director of URS Corporation since February 1989. Mr. Rosenstein served as President of URS Greiner, URS Corporation's former principal operating division, from November 1997 to October 1998. Mr. Rosenstein served as President of URS Consultants, Inc., URS Corporation's former principal operating division, from February 1989 to October 1997.

     William  D.  Walsh  has served as a Director of URS Corporation since 1988;
as Chairman of Sequoia Associates LLC, a private investment firm, since 1982; as Chairman of the Board, Consolidated Freightways Corporation since 1996 and a Director of Consolidated Freightways, Inc. from 1994 to 1996; as Chairman of the Board of Newell Industrial Corporation since 1988; as Chairman of the Board of Newell Manufacturing Corp. since 1988; as Chairman of the Board of Clayton Group, Inc. since 1996; as a Director of Newcourt Credit Group from 1993 to 1999; as a Director of Golden Valley Farms LLC from 1996 to 1999; as a Director of Basic Vegetable Products since 1990; as a Director of Crown Vantage, Inc. since 1996; as a Director of Unova, Inc. since 1997; as a Director of Bemiss Jason since 1998; as Chairman of the Board of Champion Road Machinery from 1988 to 1997; as a Director of National Education Corporation from 1982 to 1997; and as a Director of Ameriscape, Inc. since 1999.


Board Committees and Meetings

     During fiscal year 1999, the Board of Directors held five meetings. The Board of Directors has a Compensation/Option Committee, an Audit Committee and a Board Affairs Committee. Each Director, other than Richard C. Blum, attended at least 75 percent of the aggregate of (1) the total number of the meetings of the Board of Directors (held during the period for which he or she has been a Director) and (2) the total number of meetings held by all the committees of the Board of Directors on which he or she served (during the periods that he or she served). Mr. Blum attended three regular meetings of the Board of Directors held during fiscal year 1999; however, he was unable to attend two meetings due to his travel schedule.

     The Compensation/Option Committee consists of Mr. Madden, Chairman and Mr. Walsh. The Compensation/Option Committee held six meetings during fiscal year 1999. The primary responsibilities of the Compensation/Option Committee are to approve remuneration plans and other executive benefits and to administer our incentive compensation plans, our Employee Stock Purchase Plan and the 1999 Equity Incentive Plan.

     The Audit Committee consists of Mr. Der Marderosian, Chairman, Mr. Praeger, Ms. Knowles and Admiral Foley. The Audit Committee held three meetings during fiscal year 1999. The primary responsibilities of the Audit Committee are to direct and approve the scope of the auditor's annual examination of our consolidated financial statements, review with the auditors our financial results, discuss any outstanding issues with the auditors and our management, approve the auditor's fee and provide general oversight regarding our financial reporting and internal control systems. In addition, the Audit Committee reviews special issues.

     The Board Affairs Committee consists of Mr. Walsh, Chairman and Messrs. Koffel and Madden. The Board Affairs Committee held one meeting during fiscal year 1999. The primary responsibilities of the Board Affairs Committee are to identify, evaluate, review and recommend qualified candidates to the entire Board of Directors, to recommend to the Board of Directors prior to each annual meeting of stockholders (or other meeting of stockholders at which Directors are to be elected) a slate of nominees, to recommend an individual or individuals to fill any vacancy on the Board of Directors, and to make an annual assessment of the performance of the Board of Directors (including committees) and present the results to the Board of Directors with any recommendations to improve the effectiveness or the balance of expertise of the members. The Board Affairs Committee also has responsibility to conduct periodic reviews of our corporate governance guidelines and other corporate governance issues that may, from time to time, merit consideration by the entire Board of Directors. The Board Affairs Committee will consider nominees recommended by security holders. Any security holder who wishes to recommend a nominee for membership on our Board of Directors must submit such nomination in writing to Mr. William D. Walsh, Chairman of the Board Affairs Committee, in care of URS at our principal executive offices. All such nominations will be thoroughly reviewed by the Board Affairs Committee.



                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending October 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1988. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of URS and our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Series B Exchangeable Convertible Preferred Stock ("Series B Stock") as of January 3, 2000 (including Common Stock available upon the exercise of stock options exercisable on or prior to March 2, 2000) by each person owning beneficially more than 5 percent of our Common Stock, each director and the executive officers. The Series B Stock votes together with our Common Stock as if it has been converted into Common Stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all Common Stock and Series B Stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.



                                                       Beneficial Ownership(1)
                                             -------------------------------------------
                                              Number of                        Number
                                              Shares of                       of Shares
                                               Common          Pecent         of Series
Beneficial Owner Name and Address               Stock         of Total         B Stock
-------------------------------------------- ----------- ------------------- -----------
BLUM Capital Partners, L.P.(2)
 909 Montgomery Street
 San Francisco, CA 94133  .................. 3,177,025          19.89%       4,818,114
Heartland Advisors, Inc.
 790 North Milwaukee Street
 Milwaukee, WI 53202                           974,764           6.10%               0
FMR Corp.
 82 Devonshire Street
 Boston, MA 02109-3614    .................. 1,382,200           8.65%               0
Richard C. Blum(3)  ........................    24,475            *                  0
Armen Der Marderosian(4)  ..................     6,634            *                  0
Admiral S. Robert Foley, Jr., USN (Ret.)   .     5,000            *                  0
Marie L. Knowles    ........................         0             --                0
Martin M. Koffel(5)    .....................   484,019           2.95%               0
Richard B. Madden(6)   .....................    13,634            *                  0
Jean-Yves Perez(7)  ........................   132,051            *                  0
Richard Q. Praeger(8)  .....................    18,845            *                  0
Irwin L. Rosenstein(9)    ..................    74,114            *                  0
William D. Walsh(10)   .....................    30,134            *                  0
Kent P. Ainsworth(11)  .....................   195,800           1.21%               0
Joseph Masters(12)  ........................    22,068            *                  0
All Officers and Directors as a group
 (15 persons)(13)   ........................ 4,191,172          25.09%       4,181,114


                                                                 Common Stock and
                                                                  Series B Stock
                                              Percent            Combined Voting
Beneficial Owner Name and Address             of Total           Power Percentage
-------------------------------------------- ---------- ----------------------------------
BLUM Capital Partners, L.P.(2)
 909 Montgomery Street
 San Francisco, CA 94133  ..................    100%                   38.45%
Heartland Advisors, Inc.
 790 North Milwaukee Street
 Milwaukee, WI 53202                             --                     4.69%
FMR Corp.
 82 Devonshire Street
 Boston, MA 02109-3614    ..................     --                     6.65%
Richard C. Blum(3)  ........................     --                     *
Armen Der Marderosian(4)  ..................     --                     *
Admiral S. Robert Foley, Jr., USN (Ret.)   .     --                     *
Marie L. Knowles    ........................     --                       --
Martin M. Koffel(5)    .....................     --                     2.28%
Richard B. Madden(6)   .....................     --                     *
Jean-Yves Perez(7)  ........................     --                     *
Richard Q. Praeger(8)  .....................     --                     *
Irwin L. Rosenstein(9)    ..................     --                     *
William D. Walsh(10)   .....................     --                     *
Kent P. Ainsworth(11)  .....................     --                     *
Joseph Masters(12)  ........................     --                     *
All Officers and Directors as a group
 (15 persons)(13)   ........................    100%                   41.86%

------------
  * Less than one percent.
 (1) As of January 3, 2000, there were 15,974,830 shares of our Common Stock outstanding. Our Series B Stock votes as if it had been converted into Common Stock, and as of January 3, 2000, there were 4,818,114 shares outstanding on an as-if-converted basis. Percentages are calculated with respect to a holder of options exercisable prior to March 2, 2000 as if such holder had exercised its options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder.
 (2) Richard C. Blum is the President, Chairman and majority stockholder of Richard C. Blum & Associates, Inc. Richard C. Blum & Associates, Inc. is the sole general partner of BLUM Capital


                                       5



     Partners, L.P. The number of shares represents 996 shares owned directly by BLUM Capital Partners, L.P. and 2,568,855 shares owned directly by five limited partnerships for which BLUM Capital Partners, L.P. serves as the sole general partner and two investment advisory clients for which BLUM Capital Partners, L.P. exercises voting and investment discretion. One of the investment advisory clients is The Common Fund, 450 Post Road East, Westport, CT 06881-0969, which owns 1,077,980 shares, or 6.75 percent of the outstanding Common Stock, directly. Richard C. Blum & Associates, Inc. and BLUM Capital Partners, L.P. disclaim beneficial ownership of the shares owned directly by such partnerships and investment advisory clients except to the extent of any pecuniary interest therein. Richard C. Blum & Associates, Inc. is affiliated with RCBA Strategic Partners, L.P., which holds Series B Stock. The Series B Stock votes as if it were converted into shares of our Common Stock. Richard C. Blum & Associates, Inc., BLUM Capital Partners, L.P. and RCBA Strategic Partners, L.P. disclaim beneficial ownership of the shares owned directly by them or their affiliates except to the extent of any pecuniary interest therein.
 (3) Includes 12,021 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan, and currently exercisable options. Does not include shares held by BLUM Capital Partners, L.P. or entities managed by BLUM Capital Partners, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the President, Chairman and majority stockholder of Richard C. Blum & Associates, Inc., in its capacity as the sole general partner of BLUM Capital Partners, L.P. Mr. Blum disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.
 (4) Includes 4,634 shares held directly and currently exercisable options.
 (5) Includes 55,019 shares held directly and currently exercisable options.
 (6) Includes 9,634 shares held directly and currently exercisable options.
 (7) Includes 118,711 shares held directly and currently exercisable options.
 (8) Includes 8,845 shares held directly and currently exercisable options.
 (9) Includes 2,114 shares held directly and currently exercisable options.
(10) Includes 22,134 shares held directly and currently exercisable options.
(11) Includes 35,000 restricted shares held directly and currently exercisable options.
(12) Includes 101 shares held directly and currently exercisable options.
(13) Includes shares held by BLUM Capital Partners, L.P. and by entities managed by BLUM Capital Partners, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the majority stockholder of Richard C. Blum & Associates, Inc., in its capacity as the sole general partner of BLUM Capital Partners, L.P. Mr. Blum disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.


Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to the us and written representations that no other reports were required, during the fiscal year ended October 31, 1999, our officers, directors and greater than 10 percent beneficial owners complied with all of their Section 16(a) filing requirements except for the following filings:

   * Admiral S. Robert Foley, Jr., USN (Ret.) filed his Form 4 for March 1999 on April 15, 1999, five days late; and

   * Mr. Ainsworth filed his March 1999 Form 4 in a timely fashion, but it was declared by the SEC to be deficient due to typographical error on May 17, 1999. It was refiled with the SEC on May 21, 1999 and is considered a late filing.

Report of the Compensation Committee on Executive Compensation for Fiscal Year 1999

     The Compensation/Option Committee (the "Committee") has the responsibility, under delegated authority from our Board of Directors, for developing, administering and monitoring our executive compensation in the long term interests of URS and our stockholders. The Committee is composed solely of our independent non-employee Directors. In fulfilling its responsibilities, the Committee has used the services of independent compensation consultants.

     With the approval of the Committee, we have developed compensation plans and programs designed to attract and retain qualified key executives and senior managers critical to our success, and also to provide such executives and managers with performance-based incentives clearly tied to our profitability and stockholder returns. Compensation of our executives, including the Chief Executive Officer, consists of three basic components: base compensation, annual bonuses and long-term incentive awards.


     Base Compensation

     Officer base salaries are reviewed regularly and adjusted as needed based on individual performance and competitive practices. Base compensation for new executives from outside URS is established through negotiation between URS and the executive at the time the executive is first hired.

     Each of our senior executives named in the following Summary Compensation Table (the "Named Executives") has an employment agreement with us which provides for a minimum base salary and other compensation benefits (see "Employment Agreements"). Under such agreements, base salaries are subject to periodic review and possible increase by the Committee, but cannot be decreased without the Named Executive's consent. Base salaries of all other executives and senior managers are subject to periodic review and increase or decrease by our Chief Executive Officer at his option, within the overall framework of the compensation policies established by the Committee.

     When establishing or reviewing base compensation levels for the Named Executives, the Committee considers numerous factors, including but not limited to the following: (i) the qualifications of the executive; (ii) whether the base compensation is within a reasonable range of executive pay levels at other publicly and privately-held companies which potentially compete with us for business and executive talent; (iii) the financial performance of those companies relative to ours; (iv) our strategic goals for which the executive has responsibility; and (v) the recommendations of our Chief Executive Officer (except with respect to his own base compensation). The companies whose compensation levels and practices are considered by the Committee for comparison are not necessarily those identified in the stockholder return peer group discussed in the Performance Measurement Comparison below because we compete for executive talent with numerous companies outside that peer group.


     Annual Bonus Program

     In addition to base compensation, each of our executives and selected senior managers, including the Named Executives, participates in the URS Corporation Incentive Compensation Plan (the "Bonus Plan"). Under the Bonus Plan, participating executives and senior managers ("Participants") can earn annual bonuses based on formulas tied to certain predefined financial performance targets which are established annually by the Committee. Each Participant is assigned a "Target Bonus" at the beginning of the year expressed as a percentage of his or her base salary. If the financial performance targets are met, each Participant's bonus is equal to the Target Bonus. If performance targets are not met, bonuses are determined as a declining percentage of Target Bonuses depending on the extent of the shortfall. No bonus is paid under the Bonus Plan if we fail to achieve predefined minimum performance levels. Conversely, if performance targets are exceeded, then each Participant can earn a bonus in excess of the Target Bonus determined by the extent of the performance in excess of target, up to a maximum of two times the Target Bonus.


     Mr. Koffel's Target Bonus currently is established by contract at 85 percent of his base salary. Target Bonuses for the other Named Executives are established by either contract or the Committee. Target Bonuses for other Participants are established annually by the Chief Executive Officer within the overall framework of the compensation policies established by the Committee. For the Named Executives, Target Bonuses currently range from 40 percent to 85 percent of base salary.

     Financial performance targets under the Bonus Plan are developed initially by the Chief Executive Officer and are approved by the Committee. Our fiscal year net income is the sole financial measurement used to gauge individual performance for the Named Executives, other than Mr. Perez whose financial performance targets are based on operating profit contribution and new business. For other Participants, measurements of operating profit contribution, cash flow and new business are applied to the financial performance of the operating division or unit for which the Participant has management responsibility. However, increasing emphasis is placed on company-wide financial performance as the Participants' responsibilities increase. Overall financial performance thresholds must be met before any bonuses can be earned at all participation levels.

     Long-Term Incentive Awards

     We have adopted the 1999 Equity Incentive Plan (the "1999 Plan") to provide executives and other key employees with equity-based incentives to maximize stockholder value. Awards under the 1999 Plan can be stock options, performance restricted stock or restricted stock, all of which are designed both to encourage recipients to focus on critical long-range objectives and award recipients with an equity stake in URS, thereby closely aligning their interests with those of our stockholders.

     Recipients generally fall into five different groups: corporate management, division managers, office managers, key technical staff, and key administrative staff, and the size of awards are generally consistent within each of these groups. The Committee periodically considers whether and when to approve specific awards under the 1999 Plan based on the recommendations of the Chief Executive Officer. Factors considered include the executive's or key employee's position with URS, his or her performance and responsibilities and the long-term incentive award levels of comparable executives and key employees at companies which compete with us for executive and managerial talent. However, the 1999 Plan does not provide any formulaic method for weighing these factors. Finally, the Committee weighs how much grants under long-term stockholder plans can potentially dilute our outstanding common stock in comparison to other publicly-traded companies that potentially compete with us for business and executive talent.

     Chief Executive Officer Compensation

     The compensation of Mr. Koffel during fiscal year 1999 was determined on the same basis as discussed above: he received his base salary under the terms of his employment agreement and he participated in the Bonus Plan with a Target Bonus of 60 percent of his base salary. Our net income in fiscal year 1999 exceeded target levels, and as a result Mr. Koffel received a bonus of $650,958 under the payout formula of the Bonus Plan. On December 14, 1999, the Committee approved an increase to Mr. Koffel's base compensation from $550,000 to $750,000 per year and an increase of his target Bonus from 60% to 85%, in recognition of both our performance and our increased size following the acquisition of Dames & Moore Group and a review of competitive practices at other companies.

     In December 1997, in order to provide additional financial incentives for Mr. Koffel to remain employed by us, the Committee awarded him 50,000 shares of restricted stock under our 1991 Stock Incentive Plan (the "1991 Plan") which were scheduled to vest on the third, fourth and fifth anniversaries of the grant, and also approved a contingent grant of up to 50,000 shares of performance restricted stock which Mr. Koffel could earn based on the cumulative total returns to our stockholders during the periods ending on the third, fourth and fifth anniversaries of the award. The issuance of the Series B Stock to RCBA Strategic Partners, L.P. in connection with the acquisition of Dames and Moore Group (the "Series B Issuance") constituted a "Change in Control" under the terms of Mr. Koffel's employment agreement and the restricted stock and performance restricted stock grants, and as a result all 100,000 of these shares became fully issued and vested in October 1999 following approval by our stockholders of the Series B Issuance.

     On March 23, 1999, on the recommendation of the Committee, our Board of Directors approved special supplemental compensation for Martin Koffel to recognize Mr. Koffel's significant contributions to our growth and success during the past decade, to induce him to continue as our Chief Executive Officer through his expected retirement at age 65 and to incentivize him to continue to increase stockholder value. This special supplemental compensation, described in greater detail under "Employment Agreements" below, includes option grants for an aggregate of 500,000 shares under the 1991 Plan and the

1999 Plan and a supplemental executive retirement plan. The Committee's recommendation and the Board's decision were based on the growth in our income and stockholder value and a review of competitive practices.

     Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was added to the Code by the Omnibus Budget Reconciliation Act of 1993, precludes the deduction by a publicly held corporation for compensation paid to certain employees to the extent that such compensation exceeds $1,000,000, except for compensation paid under a written binding contract in existence on February 17, 1993 and performance-based compensation. The Internal Revenue Service has issued regulations for Section 162(m), which provide that performance-based compensation will not be subject to the deduction limit if (i) it is payable solely on account of the attainment of pre-established, objective performance goals, (ii) the performance goals are established by a compensation committee composed solely of two or more "outside directors", (iii) the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment, and (iv) the compensation committee certifies that the performance goals have been satisfied before payment.

     Because of our significant growth and the concomitant increase in the levels of executive compensation for our Chief Executive Officer and the other Named Executives, in December 1998 our Board of Directors approved the Committee's recommendation that the Bonus Plan be submitted to our stockholders for approval so that bonuses paid to Participants under the Plan could qualify as performance-based compensation for purposes of Section 162(m). Our stockholders approved the Bonus Plan at our March 1999 Annual Meeting, so annual bonuses paid under the Bonus Plan can qualify as performance-based compensation. The specific restricted stock and performance restricted stock grants awarded to Mr. Koffel and Mr. Ainsworth in December 1997, which accelerated and became fully vested in October 1999 due to the Series B Issuance as described above, were not submitted for stockholder approval. Consequently, these grants do not qualify as performance-based compensation, and the Section 162(m) regulations will affect the preparation of our tax filings for fiscal year 1999. The Committee will continue to consider ways to maximize the deductibility of executive compensation, while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.


                                        Respectfully Submitted,

                                        THE COMPENSATION/OPTION COMMITTEE

                                        Richard B. Madden, Chairman
                                        William D. Walsh


Compensation/Option Committee Interlocks and Insider Participation

     As noted above, the Compensation/Option Committee is comprised of two non-employee directors: Messrs. Madden and Walsh. No member of the Compensation/Option Committee is or was formerly one of our officers or employees. No interlocking relationship exists between the Board of Directors or Compensation/Option Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Compensation and Option/SAR Tables

     The following tables set forth certain information regarding the salary and benefits paid during each of the three most recent fiscal years, and options granted by URS in the most recent fiscal year, to its Chief Executive
Officer and its four most highly compensated executive officers (other than the Chief Executive Officer) for services rendered to URS and its subsidiaries.


                           SUMMARY COMPENSATION TABLE


                                                                          Long-Term Compensation
                                                                 ------------------------------------------
                                       Annual Compensation                  Awards(2)              Payouts
                                 ------------------------------- -------------------------------- ---------
                                                         Other
                                                        Annual       Restricted       Securities
       Name and                                         Compen-         Stock         Underlying    LTIP        All Other
      Principal                    Salary     Bonus     sation         Awards          Options/     Pay-         Compen-
       Position          Year       ($)        ($)       ($)1          ($)(3)          SARs(#)     outs($)      sation($)
---------------------- --------- ---------- ---------- --------- ------------------- ------------ --------- -----------------
Martin M. Koffel         1999     $542,480   $650,958    $2,182  $    4,344,500(4)     300,000        0      $   40,474(6)
 Chairman of the         1998      489,750    520,738     2,715         703,125(5)      66,000        0          16,727
 Board; Chief            1997      415,000    446,644     2,712               0         36,000        0          42,146
 Executive Officer;
 President
Irwin L. Rosenstein      1999     $384,117   $384,117    $4,279               0         27,000        0      $    9,121(7)
 President, General      1998      342,711    243,305     3,532               0         27,000        0           8,363
 Engineering Group       1997      315,000    214,980       429               0         24,000        0          13,529
Jean-Yves Perez          1999     $327,895   $233,740         0               0         20,000        0      $    4,482 (9)
 Executive Vice         1998(8)    310,000    184,687         0               0         20,000        0          10,917
 President, Business     1997                                                                         0
 Development
Kent P. Ainsworth        1999     $300,479   $300,479    $1,038  $    1,149,500(10)     27,000        0      $    4,512(12)
 Executive Vice          1998      268,370    237,793     3,210         351,563(11)     27,000        0           3,274
 President; Chief        1997      220,000    157,850         0               0         20,000        0           1,500
 Financial Officer;
 Secretary
Joseph Masters,          1999     $186,321    111,740    $1,341               0         10,000        0      $    4,098(13)
 Vice President and      1998      165,000     73,100         0               0         15,000        0           1,602
 General Counsel         1997      151,000     55,132         0               0          2,400        0           1,100

------------
 (1) The amounts in this column primarily represent automobile allowances.

 (2) Mr. Koffel and Mr. Ainsworth have disposed of shares of our Common Stock in connection with cashless exercises of stock options and the payment of withholding taxes on such exercises and on the grant and vesting of restricted stock. Mr. Koffel, Mr. Ainsworth and certain other Named Executives may continue to dispose of shares of our Common Stock in this manner and for similar purposes.

 (3) The aggregate number and value as of October 31, 1999 of each of the Named Executive's restricted share holdings are as follows: Mr. Koffel, 0 shares, $0; Mr. Rosenstein, 0 shares, $0; Mr. Ainsworth, 35,000 shares, $630,000; Mr. Perez, 0 shares, $0; Mr. Masters 0 shares, $0. Dividends will be paid on such restricted stock if and when declared on our Common Stock.

 (4) On December 16, 1997, Mr. Koffel was granted the right to receive 50,000 shares of restricted stock if certain performance targets were met during the years 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P., the grant of such shares accelerated and they became fully vested.

 (5) On December 16, 1997, Mr. Koffel was awarded 50,000 shares of restricted stock which were scheduled to vest in equal thirds on December 16, 2000, 2001 and 2002. These shares became fully vested upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P.


                                       10



 (6) Consists of matching contributions of $3,200 paid pursuant to our Defined Contribution Plan, a $2,161 inflation adjustment (based on a cost of living index) to amount previously credited under the Selected Executives Deferred Compensation Plan and $35,113 of term life and disability insurance premiums paid pursuant to Mr. Koffel's employment agreement.

 (7) Consists of matching contributions of $3,200 paid pursuant to the Defined Contribution Plan, a $4,480 inflation adjustment (based on a cost of living index) to amounts previously credited under the Selected Executives Deferred Compensation Plan and $1,441 of term life and disability insurance premiums.

 (8) Mr. Perez has been employed by URS since November 1, 1997.

 (9) Consists of matching contributions of $3,200 paid pursuant to our Defined Contribution Plan and $1,282 of term life and disability insurance premiums.

(10) On December 16, 1997, Mr. Ainsworth was granted the right to receive 25,000 shares of restricted stock if certain performance targets were met during the years 2000, 2001 and 2002. Upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P., the grant of such shares accelerated and they became fully vested.

(11) On December 16, 1997, Mr. Ainsworth was awarded 25,000 shares of restricted stock which were scheduled to vest in equal thirds on December 16, 2000, 2001 and 2002. These shares became fully vested upon the issuance of the Series B Stock to RCBA Strategic Partners, L.P

(12) Consists of matching contributions of $3,200 paid pursuant to our Defined Contribution Plan and $1,312 of term life and disability insurance premiums.

(13) Consists of matching contributions of $3,214 paid pursuant to our Defined Contribution Plan and $884 of term life and disability insurance premiums.



                       STOCK OPTION GRANTS AND EXERCISES


     We  grant options to our executive officers under our 1999 Equity Incentive
Plan. Prior to October 12, 1999, we granted options to our executive officers under our 1991 Incentive Plan. As of January 3, 2000, options to purchase a total of 3,279,377 shares were outstanding under both the 1999 Equity Incentive
Plan and the 1991 Incentive Plan. No shares remain available for grant under the 1991 Incentive Plan, and options to purchase 613,000 shares remain available for grant under the 1999 Equity Incentive Plan. There were a total of 835,500 shares granted to employees in fiscal year 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                             Individual Grants
                        ---------------------------                                   Potential Realizable
                         Number of     % of Total                                       Value at Assumed
                        Securities      Options/                                        Annual Rates of
                        Underlying        SARs                                            Stock Price
                         Options/      Granted to     Exercise                          Appreciation for
                           SARs         Employees      Or Base                            Option Term
                         Granted        in Fiscal      Price       Expiration     ----------------------------
Name                       (#)            Year         (S/Sh)         Date          5%($)          10%($)
----------------------- ------------   ------------   ----------   ------------   ------------   -------------
Mr. Koffel ............   300,000         35.91%        $ 15.75     3/22/09       $7,696,527     $12,255,433
Mr. Rosenstein   ......    27,000          3.23           15.75     3/22/09          692,687       1,102,989
Mr. Perez  ............    20,000          2.39           15.75     3/22/09          513,102         817,029
Mr. Ainsworth .........    27,000          3.23           15.75     3/22/09          692,687       1,102,989
Mr. Masters   .........    10,000          1.20           15.75     3/22/09          256,551         408,514


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                              Number of
                                                             Securities           Value of
                                                             Underlying          Unexercised
                                                             Unexercised        In-the-Money
                                                           Options/SARs at     Options/SARs at
                                                              FY-End(#)         FY-End($)(1)
                       Shares Acquired        Value         Exercisable/        Exercisable/
Name                    on Exercise(#)     Realized($)      Unexercisable       Unexercisable
---------------------- -----------------   -------------   -----------------   -----------------
Mr. Koffel   .........  100,000             $2,358,000         429,000            $5,085,290
                                                               300,000               675,000
Mr. Rosenstein  ......        0                      0         122,000             1,044,710
                                                                53,000               182,670
Mr. Perez ............        0                      0           6,667                15,001
                                                                33,333               108,749
Mr. Ainsworth   ......        0                      0         160,800             1,182,630
                                                                     0                     0
Mr. Masters  .........        0                      0          21,967               176,267
                                                                18,333
                                                                                      60,967

----------------
(1) Based on 1999 fiscal year-end share price equal to $18.00.


                             EXECUTIVE COMPENSATION

Compensation of Directors

     During fiscal year 1999, the non-employee members of our Board of Directors received the stock fee described below, an annual cash fee of $15,000 plus an attendance fee of $2,000 for each Board of Directors meeting attended in person and a fee of $500 for participation in any Board of Directors meeting by telephone. Non-employee Directors who are members of a committee of the Board received $625 for each committee meeting attended in person and a fee of $500 for participation in any committee meeting by telephone. The Chairman of each committee received an additional $625 per meeting. Employee members of the Board of Directors did not receive any fees.

     Pursuant to the terms of the Non-Executive Directors Stock Grant Plan, approved at the annual meeting of stockholders held on March 25, 1997, each non-employee member of our Board of Directors (currently Messrs. Blum, Der Marderosian, Madden, Praeger and Walsh, Ms. Knowles and Admiral Foley) who is re-elected to serve as a Director at each annual stockholder meeting also receives a grant of Common Stock at such meeting. The Non-Executive Directors Stock Grant Plan originally provided that each non-employee Director would receive that number of shares of Common Stock determined by dividing $15,000 by the closing price of the Common Stock on the date of the annual meeting of stockholders, rounded down to the nearest whole share; on December 16, 1997 the Board of Directors amended the Non-Executive Directors Stock Grant Plan to increase the numerator to $25,000. Prior to the approval of the Non-Executive Directors Stock Grant Plan, upon the conclusion of each annual meeting of stockholders, each non-employee Director who was re-elected to serve as a Director automatically received an option to purchase 1,000 shares under the 1991 Plan (such annual grants of options to non-employee Directors were eliminated pursuant to the amended and restated 1991 Plan approved at the annual meeting of stockholders held on March 25, 1997).

     On July 13, 1999, the Board of Directors adopted the 1999 Equity Incentive Plan, and it was approved by our stockholders on October 12, 1999. Effective July 13, 1999, the grants of Common Stock described above that were previously made under the Non-Executive Directors Stock Grant Plan will be made under the 1999 Equity Incentive Plan and no further grants will be made under the Non-Executive Directors Plan. The terms of the grants made under the 1999 Equity Incentive Plan will be identical to the terms of the grants made under the Non-Executive Directors Plan.

     Non-employee Directors who were elected prior to December 17, 1996 also are entitled to participate, at our expense, in a medical benefit plan. Based upon our costs, the annualized monetary value of this benefit to those non-employee Directors participating in fiscal year 1999 was in the range between $4,114 and $6,075 depending on the ages of the participants and eligible family members. We also maintain a policy whereby non-employee Directors may be hired on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.


Certain Relationships and Related Transactions

     Prior to July 13, 1999, Richard C. Blum, one of our Directors, received $60,000 per year for services provided under a consulting agreement with us. In addition, we paid $90,000 per year to BLUM Capital Partners, L.P. under a separate consulting agreement. On July 13, 1999, Mr. Blum voluntarily terminated the consulting agreements. Mr. Blum is the majority stockholder of Richard C. Blum & Associates, Inc. Richard C. Blum & Associates, Inc., in its capacity as the sole general partner of BLUM Capital Partners, L.P., indirectly through several entities, holds 7,995,139 shares, or approximately 38 percent, of our outstanding Common Stock.

     Richard C. Blum & Associates, Inc. is affiliated with RCBA Strategic Partners, L.P. RCBA Strategic Partners, L.P. holds Series B Stock, which has voting rights as if it were converted into shares of our Common Stock. Taking account of the voting rights of the Series B Stock, BLUM Capital Partners, L.P. and its affiliates are the beneficial owners of approximately 38 percent of our outstanding Common Stock.


Employment Agreements

     Martin M. Koffel

     Mr. Koffel has an evergreen employment agreement with us, executed in December 1991, under which Mr. Koffel receives an annual base salary determined by the Compensation/Option Committee (the "Committee"), based on relevant factors outlined in their Compensation/Option Committee Report above. The agreement also specifies that Mr. Koffel is eligible for a target bonus equal to at least 60 percent of his base salary, or such higher percentage as may be established by the Committee. On December 14, 1999, the Committee approved an increase in Mr. Koffel's base compensation from $550,000 to $750,000 per year and an increase in his target bonus to 85 percent of his base salary, both effective November 1, 1999.

     On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Koffel's employment agreement to provide for a tax gross-up payment to Mr. Koffel to offset the cost of excise taxes that could be imposed if his employment is terminated following a Change in Control, as defined below, and any resulting severance payments due Mr. Koffel are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code, and to reimburse Mr. Koffel for the cost of term life insurance with a face amount equal to up to four times his base salary and to provide for a tax gross-up payment to Mr. Koffel to offset the cost of all income and employment taxes imposed on Mr. Koffel because of such reimbursement. Accordingly, Mr. Koffel and URS entered into an Amendment to Employment Agreement dated as of October 13, 1998 reflecting such amendments.

     Mr. Koffel's employment agreement provides that if his employment is terminated by us without cause, other than by reason of death or disability, we will pay a severance payment equal to 150 percent of his then-current base salary and his then-current target bonus. If Mr. Koffel voluntarily resigns his employment within one year following a Change in Control, as defined below, or if Mr. Koffel is terminated for any reason other than for cause at any time after a Change in Control, he becomes entitled to a special severance payment equal to 300 percent of the sum of his then-current base salary and his then-current target bonus. In addition, all awards held by Mr. Koffel under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control. A "Change in Control" is defined in the agreement to include:

   * a  change  in  control  required  to  be  reported pursuant to Item 6(e) of
     Schedule 14A of Regulation 14A under the Exchange Act;

   * any person acquiring 20 percent or more of our voting power; or

   * more than two-thirds of our directors not having served on our Board of Directors for 24 months prior to the change in control.

     On or about May 10, 1996, Heartland Advisors, Inc., or Heartland, one of our stockholders, purchased additional shares of common stock, which increased Heartland's ownership of outstanding common stock from approximately 19 percent to approximately 22 percent (the "Heartland Transaction"), resulting in a technical Change in Control under Mr. Koffel's employment agreement and the terms of stock options granted to Mr. Koffel under our 1991 Stock Incentive Plan. As a result, the special severance payment is payable to Mr. Koffel if he is terminated for any reason other than for cause at any time during the term of his employment agreement. In addition, the options previously granted to Mr. Koffel in 1994, 1995 and 1996 under our 1991 Stock Incentive Plan are now fully vested.

     On October 12, 1999, RCBA Strategic Partners, L.P. acquired shares of our Series B Stock (the "Series B Issuance"). These shares of Series B Stock vote as if they had been converted into our Common Stock. Therefore, BLUM Capital Partners, L.P. and its affiliates now hold approximately 38 percent of our Common Stock. As a result of the Series B Issuance, a Change in Control occurred under Mr. Koffel's employment agreement, and the stock options for 56,000 shares granted to Mr. Koffel in 1997 and 1998, and the 100,000 shares of restricted stock and performance restricted stock granted to Mr. Koffel in 1997, became fully vested.

     On March 23, 1999, our Board of Directors approved special supplemental compensation for Martin Koffel. Its purpose is to recognize Mr. Koffel's significant contributions to our growth and success during the past decade, to induce him to continue as our Chief Executive Officer through his expected retirement at age 65 and to incentivize him to continue to increase stockholder value. This special supplemental compensation includes:

     * a  grant  of  options  for  300,000 shares under the 1991 Stock Incentive
       Plan;

     * a grant of options for an additional 200,000 shares under our 1999 Equity Incentive Plan; and

     * a supplemental executive retirement plan ("SERP").

     The options for 300,000 shares have an exercise price of $15.75 per share, the closing price of our Common Stock on the day preceding the grant, and will vest over five years at the rate of 20 percent on each anniversary of the grant date. The options for the additional 200,000 shares have an exercise price of $21.4375, the closing price of our common stock on the day preceding the grant, and will vest as if they had been granted at the same time as the 300,000 share options. Both the 300,000 share options and the 200,000 share options will be exercisable during a three-year period following Mr. Koffel's retirement. The options also will vest immediately and become exercisable in full upon a Change in Control, as defined below.

     Effective July 13, 1999, Mr. Koffel entered into the SERP. Under the terms of the SERP, we will provide him with an annual lifetime retirement benefit.
Benefits are based on Mr. Koffel's final average annual compensation and his age at the time of employment termination. "Final average compensation" means the average of Mr. Koffel's salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 120 months of employment in which such average was the highest. Estimated annual benefits are as follows:


                                        Age at Termination of Employment
                        ----------------------------------------------------------------
   Final Average            61                                                   65
   Compensation         or Younger        62           63           64        or Older
---------------------   ------------   ----------   ----------   ----------   ----------
         $  500,000       $ 50,000     $100,000     $150,000     $200,000     $250,000
            550,000         55,000      110,000      165,000      220,000      275,000
            600,000         60,000      120,000      180,000      240,000      300,000
            650,000         65,000      130,000      195,000      260,000      325,000
            700,000         70,000      140,000      210,000      280,000      350,000
            750,000         75,000      150,000      225,000      300,000      375,000
            800,000         80,000      160,000      240,000      320,000      400,000
            850,000         85,000      170,000      255,000      340,000      425,000
            900,000         90,000      180,000      270,000      360,000      450,000
            950,000         95,000      190,000      285,000      380,000      475,000
          1,000,000        100,000      200,000      300,000      400,000      500,000
          1,050,000        105,000      210,000      315,000      420,000      525,000
          1,100,000        110,000      220,000      330,000      440,000      550,000

     As of October 31, 1999, Mr. Koffel had attained age 60, and his final average compensation was $1,021,857.

     Benefits under the SERP shown in the above table are computed on the basis of an annuity for the life of Mr. Koffel, with a guarantee of payments for at least ten years, and are not subject to offset for Social Security or any other payments or benefits. Actuarially equivalent forms of payment are available under the SERP.

     The 300,000 share options, the 200,000 share options and the SERP contain a definition of Change in Control which parallels the definition contained in Mr. Koffel's employment agreement described above, but with certain modifications. The acquisition or holding by a person of in excess of 20 percent but less than a majority of our voting power in the ordinary course of such person's business and not with the purpose or effect of changing or influencing the control of us, and otherwise in a situation where the person is eligible to file a short-form statement on Schedule 13G under Rule 13d-1 under the Exchange Act is excluded from the definition of Change in Control. The Series B Stock held by RCBA Strategic Partners, L.P. and the acquisition and holding of additional shares of our Common Stock upon the conversion of the Series B Stock are ignored for the purpose of meeting the 20 percent threshold outlined in the above definition of Change in Control unless and until such shares, together with the additional holdings of Common Stock by BLUM Capital Partners, L.P., exceed 50 percent of the voting power of our then-outstanding Common Stock.


     Irwin L. Rosenstein

     Mr.  Rosenstein  has  an  evergreen  employment  agreement with URS Greiner
Woodward Clyde Consultants, Inc., executed in August 1991, under which Mr. Rosenstein receives an annual base salary determined by the Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. On November 5, 1999, the Committee increased Mr. Rosenstein's annual base salary from $385,000 to $440,000 and increased his target bonus percentage from 50 percent to 60 percent of his base salary, both effective November 1, 1999.

     The agreement also obligates his employer to maintain a $400,000 term life insurance policy for Mr. Rosenstein and disability insurance providing him with benefits of at least $7,000 per month in the event of his disability. If Mr. Rosenstein's employment is terminated without cause (other than by reason of death or disability) or if he voluntarily resigns his employment in the event that his salary is reduced, he is entitled to continuation of his base salary for one year (or until normal retirement at age 65, if less).

     Also under his employment agreement, if Mr. Rosenstein ceases to be employed within one year following a Change in Control, as defined below, Mr. Rosenstein will be entitled to receive a severance payment equal to 200 percent of his then current base salary. A Change in Control is defined in Mr. Rosenstein's agreement as the acquisition by any person of 51 percent or more of his employer's or our then outstanding securities having the right to vote at elections of directors. The Heartland Transaction did not result in a Change in Control under Mr. Rosenstein's employment agreement, but resulted in a technical change in control under certain stock options granted to Mr. Rosenstein in 1995 under the 1991 Plan. As a result, such options are now fully vested.

     On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Rosenstein's employment agreement to provide for a tax gross-up payment to Mr. Rosenstein to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and any resulting severance payments due Mr. Rosenstein are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. Accordingly, Mr. Rosenstein entered into an Amendment to Employment Agreement dated as of October 13, 1998 reflecting such amendments.

     Jean-Yves Perez

     Mr. Perez executed an evergreen employment agreement with URS Greiner Woodward-Clyde Group, Inc. in November 1997 under which Mr. Perez receives an annual base salary determined by the Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. The agreement also specifies that Mr. Perez is eligible for a target bonus equal to 50 percent of his base salary. On November 5, 1999, the Committee increased Mr. Perez's annual base salary from $341,000 to $360,000, effective November 1, 1999.

     If during the first half of his employer's fiscal year Mr. Perez's employment is terminated without cause (other than by reason of death or disability) or if Mr. Perez voluntarily resigns his employment in the event that his salary is reduced or his employer breaches its obligation to employ Mr. Perez in an executive position as described in the agreement, Mr. Perez is entitled to a severance payment equal to 100 percent of his then-current base salary plus any accrued and unpaid vacation at the time of such termination, and if during the second half of his employer's fiscal year Mr. Perez's employment is terminated without cause (other than by reason of death or disability) or if Mr. Perez voluntarily resigns his employment in the event that his salary is reduced or his employer breaches its obligation to employ Mr. Perez in an executive position as described in the agreement, Mr. Perez is entitled to a severance payment equal to 120 percent of his then-current base salary plus any accrued and unpaid vacation at the time of such termination.

     Also, under his employment agreement, if Mr. Perez ceases to be employed within one year following a Change in Control, as defined below, Mr. Perez will be entitled to receive a severance payment equal to 200 percent of his then-current base salary. A Change in Control is defined in Mr. Perez's agreement as the acquisition by any person of 51 percent or more of his employer's or our then outstanding securities having the right to vote at elections of directors.

     On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Perez' employment agreement to provide for a tax gross-up payment to Mr. Perez to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and any resulting severance payments due Mr. Perez are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. Accordingly, Mr. Perez entered into an Amendment to Employment Agreement dated as of October 13, 1998 reflecting such amendments.

     Kent P. Ainsworth

     Mr. Ainsworth executed an evergreen employment agreement with us in May 1991 following his employment as our Vice President and Chief Financial Officer in January 1991. Mr. Ainsworth receives an annual base salary determined by the Committee, based on relevant factors outlined in their Compensation/Option
Committee Report above. On November 5, 1999, the Committee increased Mr. Ainsworth's annual base salary from $305,000 to $355,000 and his target bonus percentage from 50 percent to 60 percent of his base salary, both effective November 1, 1999.

     Mr. Ainsworth's employment agreement provides that if his employment is terminated by us without cause, other than by reason of death or disability, we will continue to pay his base salary for one year, or until normal retirement at age 65, if less. If Mr. Ainsworth voluntarily resigns his employment both for specified reasons and within one year following a Change in Control, as defined above in the description of Mr. Koffel's employment agreement, or if Mr. Ainsworth is terminated for any reason other than cause at any time after a Change in Control, he becomes entitled to a special severance payment equal to 280 percent of his then-current base salary reduced pro rata if such termination occurs within two years prior to normal retirement. In addition, all awards held by Mr. Ainsworth under any of our incentive, deferred compensation, bonus, stock and similar plans, to the extent unvested, will become vested immediately upon a Change in Control.

     The Heartland Transaction resulted in a technical Change in Control under Mr. Ainsworth's employment agreement and the terms of stock options granted to Mr. Ainsworth under our 1991 Stock Incentive Plan. As a result, the special severance payment is payable to Mr. Ainsworth if he is terminated for any reason other than cause at any time during the term of his employment agreement. In addition, the options previously granted to Mr. Ainsworth in 1994, 1995 and 1996 under our 1991 Stock Incentive Plan are now fully vested. In addition, the Series B Issuance caused a Change in Control to occur under Mr. Ainsworth's employment agreement, and the stock options for 51,667 shares granted to Mr. Ainsworth in 1997 and 1998, and the 50,000 shares of restricted stock and performance restricted stock granted to Mr. Ainsworth in 1997, became fully vested.

     On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Ainsworth's employment agreement to provide for a tax gross-up payment to Mr. Ainsworth to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and any resulting severance payments due Mr. Ainsworth are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. Accordingly, Mr. Ainsworth and URS entered into an Amendment to Employment Agreement dated as of October 13, 1998 reflecting such amendments.

     On July 12, 1999 the Committee granted to Mr. Ainsworth an additional 35,000 shares of restricted stock under the 1991 Plan. None of such shares will vest on July 12, 2000, the first anniversary of the grant; 662|M/3 percent of the shares will vest on July 12, 2001; and 100 percent of the shares will vest on July 12, 2002. The grant to Mr. Ainsworth has the same Change in Control provisions as outlined in the description of Mr. Koffel's option grants and SERP above. Thus, the Series B Stock held by RCBA Strategic Partners, L.P. and the acquisition and holding of additional shares of our Common Stock upon the conversion of the Series B Stock are ignored for the purpose of meeting the 20 percent threshold contained in that definition of Change in Control unless and until such shares, together with the additional holdings of Common Stock by BLUM Capital Partners, L.P., exceed 50 percent of the voting power of our then-outstanding Common Stock.


     Joseph Masters

     Mr. Masters executed an evergreen employment agreement with us on March 20, 1998. Under this employment agreement. Mr. Masters receives an annual base salary determined by the Committee, based on relevant factors outlined in their Compensation/Option Committee Report above. On November 5, 1999, the Committee approved an increase in Mr. Masters' annual base salary from $190,000 to $240,000 and increased his target bonus percentage from 30 percent to 40 percent of his base salary, both effective November 1, 1999.

    Mr. Masters' employment agreement provides that if, within one year following a Change in Control, Mr. Masters' employment with us is terminated by us without cause, he will be entitled to receive a severance payment equal to 200 percent of his then-current base salary. Mr. Masters will also be entitled to receive this severance benefit if he voluntarily resigns his employment with us for specified reasons within one year following a Change in Control. Under Mr. Master's employment agreement, Change in Control has the meaning described above in the description of Mr. Koffel's employment agreement. In addition, if Mr. Masters' employment with us is terminated by us without cause or if he voluntarily resigns his employment for specified reasons and he is not entitled to receive the severance payment described above, Mr. Masters will be entitled to receive a severance payment equal to 100 percent of his then-current base salary.

    On October 13, 1998, following a recommendation made by the Committee, the Board of Directors approved an amendment to Mr. Masters' employment agreement to provide for a tax gross-up payment to Mr. Masters to offset the cost of excise taxes that could be imposed if his employment is terminated following a change in control and any resulting severance payments due Mr. Masters are considered to be "excess parachute payments" subject to excise tax under Sections 280G and 4999 of the Code. Accordingly, Mr. Masters and URS entered into an Amendment to the Employment Agreement dated as of October 13, 1998 reflecting these amendments.

 Performance Measurement Comparison(1)

    The following chart compares the cumulative total stockholder returns (including reinvested dividends) from a $100 investment in Common Stock for the last five fiscal years compared to the cumulative return of the Standard & Poor's 500 index and a weighted average peer index. The peer index is comprised of the following companies:

Fluor Corporation                       Michael Baker Corporation
Foster Wheeler                          Morrison Knudsen
Granite Construction                    Perini Corporation
Harding Lawson Associated               Roy F. Weston
IT Group                                Stone & Webster
Jacobs Engineering                      STV Group
Kaiser Group International
 (formerly ICF Kaiser)



          Comparison of Five Year Cumulative Total Shareholder Returns


                  10/31/94       10/31/95       10/31/96       10/31/97      10/31/98       10/31/99
                  --------       --------       --------       --------      --------       --------
Peer Group            $100        $112.21           $128           $115          $129        $123.93
URS Corp.             $100           $111           $148           $276          $293        $313.04
S & P 500             $100           $126        $155.96           $206          $251        $314.72

--------

(1) This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act of the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Dames & Moore and Emcon Associates were included in the peer index for fiscal 1998, but are not included this year because we acquired Dames & Moore, and IT Group Acquired Emcon Associates. We have added Morrison Knudsen, Perini Corporation and Granite Construction to replace them. If Morrison Knudsen, Perini Corporation and Granite construction were excluded from the peer index, the total shareholder return for the peer index would have been $99 as of October 31, 1999 as opposed to the $124 total shareholder return for the peer index with these entities included.

(3) As of February 7, 2000, the price of our Common Stock on the New York Stock Exchange was $16.0625.

 Other Matters

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                By Order of the Board of Directors

                                /s/ Kent P. Ainsworth,
                                ----------------------
                                Kent P. Ainsworth,
                                Secretary

February 15, 2000

     A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 31, 1999 is available without charge upon written request to: Corporate Secretary, URS Corporation, 100 California Street, Suite 500, San Francisco, California 94111-4529.

                                                                      APPENDIX A

PROXY                               URS CORPORATION                        PROXY

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 2000


     The undersigned hereby appoints Kent P. Ainsworth and Carol Brummerstedt, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corproation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of URS Corporation to be held on Tuesday, March 21, 2000, at 9:30 a.m. local time, at the Ritz Carlton Hotel, 600 Stockton Street, San Francisco, California, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess, if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     Unless you indicate otherwise, this Proxy will be voted for Proposals 1 and 2, as more specifically described in the proxy statement. If specific instructions are indicated, this Proxy will be voted in accordance with your instructions.

                   We recommend a vote for Proposals 1 and 2.

                (Continued, and to be signed on the other side)

                                                  Please mark
                                                  your votes          [X]
                                               as indicated in
                                                  this example


                                                                    WITHHOLD
Proposal 1:                                            FOR          FOR ALL
 To elect the following directors to
    serve for the ensuing year and                     [ ]            [ ]
     until their successors are elected:

 Richard C. Blum, Armen Der Marderosian,
  Admiral S. Robert Foley, Jr., USN (Ret.), Marie L. Knowles,
  Martin M. Koffel, Richard B. Madden, Jean-Yves Perez,
  Richard Q. Praeger, IrwinL. Rosenstein and
  William D. Walsh

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)



Proposal 2:                                              FOR   AGAINST   ABSTAIN

 To  ratify  the  selection  of  PricewaterhouseCoopers  [ ]     [ ]       [ ]
 LLP as our independent auditors for the fiscal year ending October 31, 2000.



Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature(s) ________________________________          Dated ____________ , 2000

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.